Exhibit 99.1
November 6, 2018
JELD-WEN Announces Third Quarter 2018 Results and Affirms 2018 Outlook
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three and nine months ended September 29, 2018 and affirmed its 2018 outlook.

Third Quarter Summary:

•	Results were in line with preliminary results announced on October 15, 2018

•	Net revenues for the third quarter increased 14.7% year over year to $1.137 billion

•	Net revenue growth was driven primarily by a 17% contribution from acquisitions, partially offset by a 2% foreign exchange headwind, while core revenue growth was unchanged

•	Net income for the third quarter was $28.9 million, a decrease of $22.4 million year over year

•	Diluted earnings per share ("EPS") for the third quarter was $0.27, a decrease of $0.20, and adjusted EPS amounted to $0.40, a decrease of $0.15, year over year

•	Adjusted EBITDA for the third quarter was $132.9 million, an increase of $4.7 million year over year

•	Returned $36.6 million to shareholders through share repurchases

•	Outlook for full year 2018 includes net revenue growth of 15% to 17% and adjusted EBITDA of $455 million to $470 million

“In the third quarter JELD-WEN grew revenues by 14.7% through contributions from recent acquisitions, while core operating results were challenged by lower than anticipated volumes and unfavorable mix in certain business lines," said Gary S. Michel, president and chief executive officer. "Volumes were unfavorably impacted by the lingering effects of prior service issues in our U.S. windows and Northern European businesses, resulting in operational inefficiencies impacting our profitability. While we have corrected these service issues, the impact on our volumes is expected to persist in the fourth quarter. As we look ahead towards 2019, we are confident in our ability to drive revenue and earnings growth, realize pricing to offset inflation, and deliver productivity from our business operating system, the JELD-WEN Excellence Model or JEM."

Third Quarter 2018 Results
Net revenues for the three months ended September 29, 2018 increased $145.6 million, or 14.7%, to $1.137 billion, compared to $991.3 million for the same period last year. The increase in net revenues was driven by a 17% contribution from recent acquisitions, partly offset by a 2% adverse impact from foreign exchange. Core revenue, which excludes the impact of foreign exchange and acquisitions completed in the last twelve months, was unchanged during the quarter. Core revenue included a 2% benefit from favorable pricing, which was offset by a 2% impact from unfavorable volume/mix.
Net income was $28.9 million, compared to net income of $51.3 million in the same quarter last year, a decrease of $22.4 million. The decrease in net income was primarily due to higher SG&A, which included litigation contingency expense of $76.5 million, partially offset by discrete tax benefits of $59.8 million. Adjusted net income for the third quarter was $43.0 million, compared to $59.8 million in the same quarter last year, a decrease of $16.9 million.
EPS for the third quarter was $0.27 compared to $0.47 for the same quarter last year, a decrease of $0.20. Adjusted EPS was $0.40 compared to $0.55 for the same quarter last year, a decrease of $0.15.
Adjusted EBITDA increased $4.7 million, or 3.7%, to $132.9 million, compared to $128.2 million in the same quarter last year. Adjusted EBITDA margins decreased 120 basis points in the quarter to 11.7%, from 12.9% in the prior year. The decrease in adjusted EBITDA margins was primarily due to a decrease in core margins of 130 basis points. Core adjusted EBITDA margins were unfavorably impacted by lower volumes and related operational inefficiencies, as well as unfavorable mix and inflation in our North America and Europe segments.
On a segment basis for the third quarter of 2018, compared to the same period last year:

•
North America - Net revenues increased $96.3 million, or 16.8%, to $668.2 million, due primarily to contribution from recent acquisitions, while core revenues were unchanged. Core revenue benefit from pricing was 3% in the quarter, representing a sequential improvement from 2% in the second quarter, and was offset by a 3% reduction due to volume/mix. The volume headwinds were primarily due to the lingering demand impact of previous service and lead time inefficiencies that have since been resolved. Adjusted EBITDA increased $1.6 million, or 2.0%, to $84.1 million. Adjusted EBITDA margin declined by 180 basis points to 12.6%, primarily due to a decrease in core adjusted EBITDA margins of 100 basis points as well as the impact of recent acquisitions. Core margins declined primarily due to productivity inefficiencies from lower volumes, as well as unfavorable channel mix and inflation in materials and freight.

•
Europe - Net revenues increased $27.8 million, or 10.5%, to $292.9 million, due to a 13% contribution from recent acquisitions, partially offset by 2% from the unfavorable impact of foreign exchange. Core revenues were unchanged as a 1% benefit from pricing was offset by a 1% reduction due to volume/mix. Volumes were unfavorably impacted by the lingering demand impact of previous service and lead time issues in our Northern European business. Adjusted EBITDA decreased $5.2 million, or 15.7%, to $28.1 million. Adjusted EBITDA margins declined 300 basis points to 9.6%, primarily due to a decrease in core adjusted EBITDA margins of 250 basis points and the impact of recent acquisitions. Core margins declined primarily due to productivity inefficiencies from lower volumes, as well as unfavorable mix and material inflation.

•
Australasia - Net revenues increased $21.5 million, or 14.0%, to $175.9 million, primarily due to the contribution from recent acquisitions of 22%, partially offset by 7% from the unfavorable impact of foreign exchange and a 1% decline in core growth. Adjusted EBITDA increased $3.4 million, or 14.7%, to $26.3 million. Adjusted EBITDA margin expanded by 10 basis points to 14.9%, primarily due to an increase in core adjusted EBITDA margins of 50 basis points, partially offset by the impact of recent acquisitions.

Year-to-Date 2018 Results
Net revenues for the nine months ended September 29, 2018 increased $467.7 million, or 16.8%, to $3.256 billion, compared to $2.788 billion for the same period last year. The increase was primarily driven by a 15% contribution from recent acquisitions, favorable foreign exchange impact of 1%, and core growth of 1%. Net income increased $0.1 million, or 0.1%, to $104.6 million, compared to $104.5 million in the same period last year. Adjusted EBITDA increased $21.2 million, or 6.3%, to $355.7 million, compared to $334.5 million in the same period last year. Adjusted EBITDA margins decreased 110 basis points to 10.9%, from 12.0% in the same period a year ago. The decrease in adjusted EBITDA margins was primarily due to the impact of recent acquisitions and a decrease in core adjusted EBITDA margins of approximately 80 basis points.

Cash Flow and Balance Sheet
Cash flows from operations totaled $88.0 million in the first nine months of the year compared to $174.3 million in the same period last year. Cash flows from operations improved sequentially by $96.3 million compared to the second quarter of 2018, modestly below the $108.0 million sequential period improvement from the second quarter to the third quarter of 2017. Free cash flow decreased $134.1 million year over year in the first nine months of 2018 to $7.8 million, from $141.9 million during the same period last year. The decrease in free cash flow was primarily due to increased working capital requirements and increased capital expenditures.
Through the first nine months of 2018, the company has repurchased 3,080,594 shares of its common stock for a total $83.6 million, representing an average price per share of $27.14, including 1,436,677 shares repurchased for a total of $36.6 million during the third quarter, for an average price per share of $25.48. At the end of the quarter, $166.4 million was available for additional repurchases through December 2019 under the current authorization.
Cash and cash equivalents as of September 29, 2018 were $151.4 million, compared to $220.2 million as of December 31, 2017. Total debt as of September 29, 2018 was $1.532 billion, compared to $1.274 billion as of December 31, 2017.

Outlook for 2018
The company’s outlook for adjusted EBITDA for the fourth quarter of 2018 is approximately $99 million to $114 million, compared to $103.1 million in the fourth quarter of 2017. The fourth quarter outlook assumes growth from the contribution of recent acquisitions, partially offset by lower core profitability as a result of continued margin headwinds in North America and Europe.
The company's outlook for the full year 2018 net revenue and adjusted EBITDA remains consistent with the last update provided on October 15, 2018.

For full year 2018 compared to full year 2017, the company expects net revenue growth of 15% to 17%. The revenue growth outlook includes the impact of lower than anticipated core revenues in the third and fourth quarters.
The company's outlook for full year 2018 adjusted EBITDA remains $455 million to $470 million, compared to 2017 adjusted EBITDA of $437.6 million. The midpoint of the outlook assumes a core adjusted EBITDA margin decline of approximately 70 basis points year over year.
Full year 2018 capital expenditures are expected to be in the range of $100 million to $110 million, a reduction of $5 million at the midpoint versus previously announced expectations, and an increase compared to 2017 capital expenditures of $63.0 million.

Conference Call Information
JELD-WEN management will host a conference call today, November 6, 2018, at 8 a.m. EST, to discuss the company’s financial results. The conference call can be accessed by dialing (877) 407-9208 (domestic) or (201) 493-6784 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13681036. The replay will be available until 11:59 p.m. EST on November 20, 2018.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company’s website at http://investors.jeld-wen.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Investor Relations Manager
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, our outlook for the fourth quarter and full year 2018, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Reports on Form 10-K, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for the fourth quarter and full year 2018 include the achievement of anticipated improvements in end markets, competitive position, product portfolio, and internal operations; stable macroeconomic factors; continued inflation in materials and freight costs; no further changes in foreign currency exchange and tax rates; successful integration of recent acquisitions; and our future business plans. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Adjustments to Previously Reported Financial Information
The statement of operations for the three and nine months ended September 30, 2017 has been revised to reflect the correction of certain errors and other accumulated misstatements as described in our Form 10-K - Note 36 - Revision of Prior Period Financial Statements. The errors did not impact the subtotals for cash flows from operating activities, investing activities or financing activities for any of the periods affected. In addition, as a result of our retrospective application of ASU 2017-07, we reclassified certain amounts in our statement of operations for the three months ended September 30, 2017. To conform with current period presentation of revenues, we reclassified certain amounts in our statement of operations for the three and nine months ended September 30, 2017. The reclassifications were not material to our previously issued financial statements. The cumulative impact of the adjustments for the three months ended September 30, 2017 was an decrease in revenues of $0.1 million, increase in cost of sales of $0.2 million, a decrease in selling, general and administrative expense of $3.4 million, and an increase in other expense of $3.1 million. The cumulative impact of the adjustments for the nine months ended September 30, 2017 was an increase in cost of sales of $1.6 million, a decrease in selling, general and administrative expense of $11.0 million, and an increase in other expense of $9.3 million. The corrections had no impact on net income or adjusted EBITDA. Please refer to our Form 10-Q for the three and nine month period ended September 29, 2018 for additional details.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), eliminating the impact of the following items: loss from discontinued operations, net of tax; (gain) loss on sale of discontinued operations, net of tax; equity (earnings) loss of non-consolidated entities; income tax; depreciation and amortization; interest expense, net; impairment and restructuring charges; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; non-recurring, extraordinary items; other items; and costs related to debt restructuring, debt refinancing, and the Onex investment. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, iv) other non-recurring expenses associated with certain matters such as our initial public offering, secondary offering, mergers, and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual effective tax rate.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	September 29, 2018	September 30, 2017	% Variance
Net revenues	$1,136.9	$991.3	14.7%
Cost of sales	895.2	763.4	17.3%
Gross margin	241.8	227.9	6.1%
Selling, general and administrative	230.3	139.2	65.5%
Impairment and restructuring charges	3.9	2.3	72.0%
Operating income	7.6	86.4	(91.2)%
Interest expense, net	18.3	17.2	6.6%
Other (income) expense	(8.0)	6.0	(233.4)%
Income before taxes, equity earnings and discontinued operations	(2.7)	63.2	(104.3)%
Income tax (benefit) expense	(31.6)	13.0	(342.3)%
Income from continuing operations, net of tax	28.9	50.2	(42.5)%
Equity earnings of non-consolidated entities	—	1.1	(100.0)%
Net income	$28.9	$51.3	(43.7)%
Other financial data:
Adjusted EBITDA(1)	$132.9	$128.2	3.7%
Adjusted EBITDA Margin(1)	11.7%	12.9%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Nine Months Ended
	September 29, 2018	September 30, 2017	% Variance
Net revenues	$3,255.6	$2,788.0	16.8%
Cost of sales	2,559.2	2,147.1	19.2%
Gross margin	696.4	640.9	8.7%
Selling, general and administrative	570.2	422.8	34.9%
Impairment and restructuring charges	9.4	4.0	133.4%
Operating income	116.9	214.1	(45.4)%
Interest expense, net	51.8	61.6	(15.9)%
Gain on previously held shares of an equity investment	(20.8)	—	100.0%
Other (income) expense	(5.6)	17.6	NM
Income before taxes, equity earnings and discontinued operations	91.4	134.8	(32.2)%
Income tax (benefit) expense	(12.4)	33.0	NM
Income from continuing operations, net of tax	103.9	101.9	2.0%
Equity earnings of non-consolidated entities	0.7	2.6	(71.9)%
Net income	$104.6	$104.5	0.1%
Other financial data:
Adjusted EBITDA(1)	$355.7	$334.5	6.3%
Adjusted EBITDA Margin(1)	10.9%	12.0%

(1) Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	September 29, 2018	December 31, 2017
Consolidated balance sheet data:
Cash, cash equivalents	$151.4	$220.2
Accounts receivable, net	598.4	453.3
Inventories	519.6	405.4
Total current assets	1,321.2	1,145.2
Total assets	3,202.7	2,862.9
Accounts payable	277.8	259.9
Total current liabilities	756.0	577.5
Total debt	1,532.4	1,273.7
Total shareholders’ equity	777.7	792.0

	Nine Months Ended
Statement of cash flows data:	September 29, 2018	September 30, 2017
Net cash flow provided by (used in):
Operating activities	$88.0	$174.3
Investing activities	(245.4)	(153.5)
Financing activities	56.7	85.8

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net income	$28.9	$51.3	$104.6	$104.5
Equity earnings of non-consolidated entities	—	(1.1)	(0.7)	(2.6)
Income tax (benefit) expense	(31.6)	13.0	(12.4)	33.0
Depreciation and amortization	31.2	27.6	90.3	80.6
Interest expense, net(1)	18.3	17.2	51.8	61.6
Impairment and restructuring charges	3.9	2.3	9.4	4.0
Gain on previously held shares of an equity investment	—	—	(20.8)	—
Gain on sale of property and equipment	(0.1)	(0.1)	(0.1)	(0.2)
Stock-based compensation expense	4.1	5.1	12.4	15.8
Non-cash foreign exchange transaction/translation loss (income)	2.8	(1.8)	0.9	5.3
Other non-cash items (2)	—	0.5	12.2	0.5
Other items(3)	75.1	14.3	107.9	31.6
Costs relating to debt restructuring and refinancing	0.2	—	0.3	0.3
Adjusted EBITDA(4)	$132.9	$128.2	$355.7	$334.5

(1)	For the nine months ended September 30, 2017, interest expense includes the write-off of $6.1 of original issue discount and deferred financing fees related to the repayment of debt.

(2)
Other non-cash items include; (i) charges of $12.2 for the fair value adjustment to the inventory acquired as part of our ABS acquisition inventory fair valuation in the nine months ended September 29, 2018; and (2) charges of $0.4 for the fair value adjustment to the inventory acquired as part of our Mattiovi acquisition inventory fair valuation in the three and nine months ended September 30, 2017.

(3)
Other items not core to business activity include: (i) in the three months ended September 29, 2018, (1) $76.5 in litigation contingency accruals, (2) $1.8 in acquisition costs, partially offset by (3) $(3.7) in realized gain on hedges ; (ii) in the three months ended September 30, 2017, (1) $9.1 in legal costs, (2) $2.7 in realized loss on hedges, (3) $1.4 in acquisition costs; and (4) $0.3 in secondary offering costs; (iii) in the nine months ended September 29, 2018 (1) $76.5 in litigation contingency accruals, (2) $24.3 in legal costs, (3) $6.0 in acquisition costs, (4) $2.4 in costs related to the exit of the former CEO, partially offset by (5) $(3.7) in realized gain on hedges; and (iv) in the nine months ended September 30, 2017 (1) $24.9 in legal costs, (2) $2.7 in realized loss on hedges, (3) $1.4 in acquisition costs, (4) $1.3 in secondary offering costs, (5) $0.8 in legal entity consolidation costs, (5) $0.6 in facility shut down costs, (6) $0.3 in IPO costs, partially offset by (7) $(2.2) gain on settlement of contract escrow.

(4)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Three Months Ended		Nine Months Ended
(amounts in millions, except share and per share data)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net income attributable to common shareholders	$28.9	$51.3	$104.7	$94.0
Litigation contingency accrual	48.9	—	48.9	—
Legal and professional fees	1.2	7.9	19.3	18.8
Impact of U.S. tax cuts and jobs act	(40.2)	—	(40.2)	—
Non-cash foreign exchange transactions/translation (income) loss	1.8	(1.3)	0.6	3.9
Impairment and restructuring charges	2.5	1.7	6.0	2.9
Write-off of OID and debt issuance costs	—	—	—	4.5
Gain on previously held shares of an equity investment	—	—	(13.3)	—
Inventory valuation adjustments related to acquisitions	—	0.3	7.8	0.3
Deferred tax liability write-off associated with equity investment	—	—	(7.1)	—
Adjusted net income	$43.1	$59.8	$126.7	$124.4

Diluted net income per share	$0.27	$0.47	$0.97	$0.95
Litigation contingency accrual	0.46	—	0.45	—
Legal and professional fees	0.01	0.07	0.18	0.19
Impact of U.S. tax cuts and jobs act	(0.38)	—	(0.37)	—
Non-cash foreign exchange transactions/translation (income) loss	0.02	(0.01)	0.01	0.04
Impairment and restructuring charges	0.02	0.02	0.06	0.03
Write-off of OID and debt issuance costs	—	—	—	0.05
Gain on previously held shares of an equity investment	—	—	(0.12)	—
Inventory valuation adjustments related to acquisitions	—	—	0.07	—
Deferred tax liability write-off associated with equity investment	—	—	(0.07)	—
Adjusted net income per share	$0.40	$0.55	$1.18	$1.26

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares	105,937,429	108,962,240	107,477,049	98,807,146
NOTE: Where applicable, adjustments to net income and net income per share are tax-effected at an effective tax rate of 36.14% for the three and nine months ended September 29, 2018 and 26.9% for the three and nine months September 30, 2017.

	Nine Months Ended
	September 29, 2018	September 30, 2017
Net cash provided by operating activities	$88.0	$174.3
Less capital expenditures	80.1	32.4
Free cash flow	$7.8	$141.9

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	September 29, 2018	September 30, 2017
Net revenues from external customers			% Variance
North America	$668.2	$571.9	16.8%
Europe	292.9	265.1	10.5%
Australasia	175.9	154.3	14.0%
Total Consolidated	$1,136.9	$991.3	14.7%
Adjusted EBITDA(1)
North America	$84.1	$82.5	2.0%
Europe	28.1	33.4	(15.7)%
Australasia	26.3	22.9	14.7%
Corporate and unallocated costs	(5.6)	(10.6)	(47.3)%
Total Consolidated	$132.9	$128.2	3.7%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Nine Months Ended
	September 29, 2018	September 30, 2017
Net revenues from external customers			% Variance
North America	$1,839.3	$1,607.8	14.4%
Europe	913.3	766.3	19.2%
Australasia	503.0	413.9	21.5%
Total Consolidated	$3,255.6	$2,788.0	16.8%
Adjusted EBITDA(1)
North America	$210.8	$212.5	(0.8)%
Europe	99.9	97.6	2.3%
Australasia	67.2	53.5	25.6%
Corporate and unallocated costs	(22.1)	(29.1)	(24.0)%
Total Consolidated	$355.7	$334.5	6.3%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.